Kirpatrick & Lockhart Preston Gates Ellis LLP

1717 Main Street

Suite 2800

Dallas, TX 75201-7342

T 214.939.5500     www.klgates.com

April 29, 2008

North American Rubber, Incorporated

c/o Cooper Standard Automotive Inc.

39550 Orchard Hill Place Drive

Novi, Michigan 48375

Ladies and Gentlemen:

Hughes & Luce, LLP ("H&L") is a predecessor in interest to Kirkpatrick & Lockhart Preston Gates Ellis LLP ("K&L Gates") as a result of the combination of H&L with K&L Gates on January 1, 2008.  Reference is made to our opinion dated April 15, 2005 (with all of the assumptions, qualifications, description of examinations and limitations set out therein, including but not limited to the restriction that the opinions expressed therein are limited to the effect of the laws of the State of Texas) addressed to you in connection with your guarantee of Cooper-Standard Automotive Inc.'s (i) $200,000,000 aggregate principal amount of 7% Senior Notes due 2012 (the "Senior Notes") and (ii) $350,000,000 aggregate principal amount of 8 3/8% Senior Subordinated Notes due 2014 (together with the Senior Notes, the "Notes").  Foley & Lardner LLP ("F&L") may rely upon such opinion (as if it were issued to F&L as of the date the opinion was originally issued) in rendering F&L's opinion in connection with the Registration Statement on Form S-1, to be filed by Cooper-Standard Automotive Inc., you and the other guarantors of the Notes with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "1933 Act"), relating to market-making transactions with respect to the Notes that may be effected form time to time by Goldman, Sachs & Co. (the "Registration Statement").

We hereby consent to the filing of our April 15, 2005 opinion letter and of this reliance letter as exhibits to the Registration Statement (included in response to Item 601(b)(5) of Regulation S-K) and any amendment thereto, and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.  In giving this consent, we do not admit that we are included in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Preston Gates Ellis LLP